Joint Filing Agreement

Joint Filing Agreement, dated as of February 1, 2010, between Pinetree Capital and Pinetree Resource Partnership (collectively, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $0.0001 par value per share, of Infrastructure Materials Corp. (“Schedule 13G”) and it will file the Schedule 13G on behalf of itself.

Each Party agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, but not for the completeness or accuracy of the information concerning the other Party except to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

PINETREE CAPITAL LTD.
By: Larry Goldberg
Name: Larry Goldberg
Title: Executive Vice President and Chief Financial Officer

PINETREE RESOURCE PARTNERSHIP
By: Larry Goldberg
Name: Larry Goldberg
Title: Authorized Signing Officer

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